Summary Translation	Exhibit 4.34

Loan Agreement

Contract No. : SJZ0910720130006

Borrower : Shijie Kaiyuan Auto Trade Co., Ltd.

Lender : Guotai Junan Securities Assets Management Limited

Assigned bank : Hua Xia Bank Shijiazhuang Jianhua Branch

Signing Date : January 31, 2013

Loan Amount : RMB150,000,000

Length of maturity : From November 5, 2012 to November 5, 2013

Use of Loan : Working Capital

Loan Interest : 6.60%

Date of Draft :January 31, 2013

Withdrawal Amount : RMB150,000,000

Payment Method : The interest should be repaid by quarterly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date :January 30, 2014

Loan Guarantee : Guaranty

- Hebei Chuanglian Finance Leasing Co., Ltd. entered into Guarantee Contract with the assigned bank, with the contract no.: SJZ0910720130006-11.

- Hebei Xuhua Trading Co., Ltd. entered into Guarantee Contract with the assigned bank, with the contract no.: SJZ0910720130006-13.

- Ganglian Finance Leasing Co., Ltd. entered into Guarantee Contract with the assigned bank, with the contract no.: SJZ0910720130006-12.

- Hebei Ruihua Real Estate Development Co., Ltd. entered into Guarantee Contract with the assigned bank, with the contract no.: SJZ0910720130006-15.

- Hebei Ruituo Auto Trade Co., Ltd. entered into Guarantee Contract with the assigned bank, with the contract no.: SJZ0910720130006-14.

Loan Guarantee : Guaranty of Pledge

- Ganglian Finance Leasing Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.2012JIYINZUIQUANZHIZIDI12140568.

- Shijie Kaiyuan Auto Trade Co., Ltd. is entered into The Maximum Pledge Contract with the assigned bank, with the contract no. SJZ091072010006-03 to secure the receivable owned by Ganglian Finance Leasing Co., Ltd.